EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is by and between Qnergy Inc., ("Employer," "Company" or "Qnergy") and Ory Zik ("Employee").

In consideration of Employee's employment and the compensation paid to the Employee, Employer hereby agrees with Employee as follows:

TERMS OF EMPLOYMENT

1. Employment. Employee shall be employed as the Chief Executive Officer (CEO) of the Employer. The Company and Employee agree that Employee's employment with the Company will be "at-will" employment and may be terminated at any time with or without Cause (as defined below), subject to terms and conditions set forth in this Agreement.

2. Duties. Employee's duties are as follows:

2.1 Authority and Scope. Employee shall be responsible for all day-to-day management and operations of Employer and other activities as may be reasonably assigned to him by the Company's Board of Directors (the "Board"). Employee will use his reasonable and best efforts to perform the function of Chief Executive Officer in accordance with the policies and procedures that may be established by the Board from time to time, and Employee agrees to abide by such policies and procedures in all material respects. Employee further agrees that, at all times, he shall comply in all material respects with any and all applicable laws, rules, regulations and/or ordinances related to performing the services and duties contemplated under this Agreement on behalf of or for the benefit of the Employer.

2.2 Modification of Duties. Employee's duties may be expanded, modified, or deleted (subject to Section 4.4 below) by the Board, provided that any expanded duties are similar to those expected to be performed by the Chief Executive Officer of similar companies.

3. Term. This Agreement shall be for the term beginning on May 1st 2018 (the "Effective Date") and continuing until terminated as set forth below in Sections 4 and 5 (the total period of Employee's employment with the Company being the "Term of Employment")

4. Termination Not for Cause.

4.1 In General. Notwithstanding the foregoing, this Agreement may be terminated at any time by Employer or Employee without Cause (as defined in Section 5) upon appropriate written notice to the other party. Employee is required to give three (3) months of advanced notice, and Employer is required to give two (2) months' of advance notice of termination without cause. If Employer terminates the agreement without Cause, Employer shall be responsible to pay Employee his base salary for the 2-month notice period, Employee will continue to vest and receive other benefits described herein during that notice period, and Employer will pay the severance amount set forth in Section 7. However, at the Employer's sole option, it may choose to have Employee cease any work for Employer during the 2-month notice period. Exercising this option does not relieve the Company of paying Employee's regular compensation during the 2-month notice period and the severance amount set forth in Section 7. If Employee voluntarily terminates

this Agreement under this Section 4.1 for any reason other than for Good Reason, he will not be entitled to the compensation set forth in Section 7 of this Agreement but will be entitled to the regular compensation for the 3-month notice period. However, at the Employer's sole option, it may choose to have Employee cease any work for Employer during the 3-month notice period. Exercising this option does not relieve the Company of paying Employee's regular compensation during the 3-month notice period

4.2 Death. Employee's employment shall automatically terminate in the event of his death. Except as set forth in Section 7 below, Employee's estate will not be entitled to receive any further compensation or benefits pursuant to the terms of this Agreement other than those which have accrued up to the date of Employee's death or which may be payable in accordance with insurance policies or other benefit plans.

4.3 Disability. The Company may elect upon 3 weeks' written notice (after the 3 or 6 month period has passed referenced below) to Employee to terminate Employee's employment with the Company upon Employee becoming Disabled. As used herein, "Disabled" means the incapacity of Employee due to physical or mental illness, whether caused by prescribed medication or otherwise, that prevents, or will prevent, Employee from substantially performing the essential functions assigned to him under this Agreement, with or without a reasonable accommodation, for a period of 3 consecutive months or for a non-consecutive period of 6 months during the Term of Employment, as agreed to by the Company and Employee or his legal representative or as determined by a competent physician chosen by the Company and consented to by Employee or his legal representative, which consent will not be unreasonably withheld or delayed; provided, however, if at such time the Company has in place a long-term disability policy in which Employee participates, then "Disabled" means the definition, standards and elimination periods of disability set forth in such disability insurance policy applicable to Employee, as determined in accordance with the terms and conditions of such disability insurance policy. Employee agrees to submit to appropriate medical examinations and authorizes his physicians to release medical information to the Company or its applicable insurance provider that the Company in good faith deems necessary to determine whether Employee is Disabled for purposes of this Agreement.

4.4 Resignation for Good Reason. Employee may resign from his employment with the Company and the Company will be obligated to pay the severance to Employee under section 7 if Employee resigns for Good Reason (as defined below) upon no less than 30 days' prior notice to the Board. As used herein, "Good Reason" means that, without Employee's consent, any of the following conditions has not been cured within 10 business days after the Board's receipt of written notice from Employee detailing Employee's belief that one or more of the following has occurred and is continuing:

(i) Employee's duties and level of responsibility have been materially reduced or Employee's title has been changed, even in connection with a Change of Control;

(ii) Employee's Annual Salary has been materially reduced from the amount in effect prior to such reduction, other than a reduction by the Company or its successor that is a part of an overall reduction in compensation to all similar level employees of the Company unless such reduction exceeds 10% of the Annual Salary; or

(iii) the Company is in material breach of this Agreement, including under Section 6.

5. Termination for Cause. Employer may immediately terminate this Agreement written notice for Cause. For purposes of this Agreement, "Cause" means a fair and honest cause or reason, regulated by good faith, related to the business needs or goals of Employer, and based on facts the Employer reasonably believes to be true at the time that indicates one or more of sections 5.1 through 5.6 have occurred. If Employer terminates employee for any of the specific reasons set forth below in paragraphs 5.1 through 5.6, Employer's obligations to pay Employee under this Agreement will end once the Employer has paid Employee his regular compensation earned for the period prior to the written notice of the termination. The specific termination reasons eliminating Employer's obligation to make additional payments beyond compensation earned for time worked are:

5.1 Employee commits or engages in any fraudulent conduct or is convicted by a court of law of, or enters a plea of guilty or nolo contendere a felony (excluding traffic offenses);

5.2 Employee's willful and deliberate dishonesty towards the Company or any of its affiliates in connection with Employee's responsibilities as an employee, including but not limited to, embezzlement of Company property and falsifying or altering Company documents or records;

5.3 Employee's material breach of this Agreement, which material breach is not cured by Employee within 30 days of the date the Board or an authorized officer provides written notice of such breach to Employee;

5.4 Employee's illegal possession of a controlled substance or abuse of alcohol or other illegal drugs that interferes with the performance of his duties to the Company, poses a risk of danger to Employee or others, or which compromises the integrity and reputation of Employee, the Company or its affiliates;

5.5 Employee's intentional and willful failure to comply in all material respects with the Company's material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to the Company's or any of its affiliates' business operations, or failure to perform job duties at an appropriate level, which failure to comply is not cured within 30 days of the date the Board or an authorized officer provides written notice of such failure to Employee; or

5.6 Employee's misconduct, including but not limited to insubordination (including the failure to follow a lawful directive of the Board), any sexual or other harassment of an Employer employee or client, or any use of physical force or threat of force against any employee or client of Employer.

This specific provision takes precedence over any other provision in this Agreement which may be interpreted to be in conflict.

6. Compensation.

6.1 Base Salary. The Company will pay Employee an annualized salary ("Base Salary") in the amount of $240,000.00, less contributions to employee benefit plans and such deductions as shall be required to be withheld by applicable law and regulations. Employee's Base Salary will be payable in accordance with Company practices and procedures as they currently exist and may change from time to time. Employee's Base Salary is eligible for increase at least annually in accordance with the Company's compensation practices and increases will be evaluated at the discretion of the Board or the Compensation Committee of the Board.

6.2 Annual Bonus. Employee is eligible for an annual bonus ("Annual Bonus") payable on a sliding scale based on meeting appropriate written business objectives (to be established within 90 days of the date of this Agreement and set forth annually thereafter). The Employee shall be eligible for an Annual Bonus up to the equivalent to 3 months of his then annual base salary.

The Annual Bonus, if payable, will fall due when the Company typically pays such bonuses but in any event within 60 days of the end of the applicable fiscal year. In the event Employee ceases active employment with the Company for any reason other than in the event Employee (a) dies, (b) is terminated by the Company upon his becoming Disabled, (c) is terminated by the Company without Cause or (d) resigns from the Company for Good Reason prior to the payment date of the Annual Bonus, then Employee will not be eligible for payment of such year's Annual Bonus, unless the fiscal year has ended prior to ceasing active employment, in which case the Annual Bonus shall be due and payable to Employee. It is understood that Employee ceases active employment on the actual date he stops working following resignation or other separation of employment, regardless of the reason or cause of such separation.

In the event Employee (a) dies, (b) is terminated by the Company upon his becoming Disabled, (c) is terminated by the Company without Cause or (d) resigns from the Company for Good Reason, Employee, or Employee's estate will be entitled to receive a pro rata portion of the Annual Bonus, which would otherwise have been payable to Employee for the fiscal year during which Employee's employment with the Company ceased, but with regard to the Annual Bonus, only to the extent such pro rata portion of the Annual Bonus is based solely upon the objective performance measures of the bonus potential as determined by the Board.

6.3 Special Bonus. Employee shall also be eligible for a Special Bonus.

(i) If the company become cash-flow positive prior to the completion of 24 months from the effective date of this agreement, Employee is eligible for a one-time bonus of $150,000.00. Cash-flow positive would be defined as positive EBITDA in a full quarter.

(ii) If external equity is raised under Employee's leadership, Employee shall be eligible for a bonus of $150,000.00 or 3% of the funds raised, whichever is less.

Employee may only receive either the cash-flow bonus OR the external equity bonus, not both. The Special Bonus, if payable, within 60 days of the action completion. The company shall retain the right to postpone this payment by up to 12 months based on cash flow constraints. In the event Employee ceases active employment with the Company for any reason prior to the payment date of the Special Bonus, then Employee will not be eligible for payment of the Special Bonus. It

is understood that Employee ceases active employment on the actual date he stops working following resignation or other separation of employment, regardless of the reason or cause of such separation.

6.4 M&A Bonus. If the company completes either a merger or acquisition under the direction of, and as a direct result of Employee's actions, Employee shall also be eligible for an M&A Bonus. Any M&A Bonus shall be paid directly from funding upon completion of M&A. M&A bonus shall be calculated as follows:

(i) Up to valuation of $30M for the company (on a 100% basis) – Employee shall receive 2% of the funds.

(ii) Plus, 3% of the funds between $30M and $80M.

(iii) Plus: 4% of the funds above $80M.

In the case of selling a controlling portion of the company – Employee shall receive pro-rata portion of the bonus.

6.5 Vehicle, Travel and Office Location. Employee shall be required to travel as needed for proper execution of his role. Employee is specifically required to be in attendance at the Ogden facility not less than an average of 2 weeks per month. Employee will be obligated to travel two (2) times per year for meetings with the Board, at a location of the Board's choosing. Employee shall be entitled to expense reimbursement for appropriate travel expenses, including the trips to Ogden, per Employer's Travel and Expense policy. These benefits are to be considered "reimbursements" and shall not be included in Employee's taxable wages.

6.6 Benefits. Employee shall be entitled to all benefits accorded to employees of Employer in accordance with Employer benefit plans and policies, which may change from time to time.

6.7 Paid Time Off. In addition to regular public holidays generally observed by the Company, Employee shall be entitled to paid time off at an accrual rate of 160 hours per year, pursuant to Employer Paid Time Off accrual policy. Employee's paid time off accrual rate will increase to 200 hours per year upon reaching the time-based accrual tier per Qnergy's PTO Policy. Employee shall comply with Employer's established policies regarding carry-over balances of excess paid time off and all other administrative policies, including payment of Paid Time Off upon termination of employment.

7. Severance.

7.1 Employment Term Severance. If Employee is terminated for Cause, he shall not be entitled to any severance payments pursuant to this Section 7.1. Upon termination of Employee's employment because Employee (a) dies, (b) is terminated by the Company upon his becoming Disabled, (c) is terminated by the Company without Cause or (d) resigns from the Company for Good Reason (each an "Involuntary Termination") at any time after the date of this Agreement, Employer shall pay Employee an amount equivalent to 2 months' pay of his then annual base salary as a severance payment and will reimburse Employee for the cost of COBRA

coverage incurred by Employee to maintain health insurance and other benefits during the 2 month period from the date of such termination, to the extent Employee is eligible to participate and elects to participate in such benefit plans after termination of employment.

Any severance payment shall be paid in one lump sum no later than 14 days after the termination date. COBRA or other benefit plan reimbursement shall be paid monthly based on the actual costs incurred by the Employee for the coverage. Reimbursement shall be paid as soon as administratively feasible, but not later than 30 days after the Employee provides proof of payment.

8. Confidential Information. Employee shall enter into the Company's standard Confidential Information, Assignment of Inventions, and Restrictive Covenants Agreement (the "Confidentiality Agreement"). Employee shall be permitted to engage in work outside of his job duties, if such work does not compete with and is not related to Employer's field of operations, as long as the outside work does not interfere with Employee's duties or performance.

9. Indemnity. To the fullest extent permitted by law, Employer agrees to indemnify and hold harmless Employee, from and against all claims, losses, liabilities, judgments, damages, costs, expenses, demands and suits (including but not limited to fees and expenses of attorneys, experts, consultants, arbitrator(s) and mediator's fees, costs/court costs and fees, and all other costs of litigation/arbitration/mediation) arising out of or related to Employee's employment with the Company directly or indirectly, regardless of whether such claim, damage, loss or expense is caused in whole or in part by the negligence of Employee. However, this indemnity obligation shall not require Employer to indemnify Employee where a final non-appealable order or judgment determines that the loss, injury or damage is due because of Employee's willful or deliberate dishonesty. This indemnity provision shall survive termination of this Agreement.

10. Governing Law. This Agreement shall be interpreted with and governed by the laws of the State of Utah, without regard to conflict of laws provisions.

11. Binding upon Successors and Assigns. All covenants, terms, provisions and Agreements contained herein shall be binding upon and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

12. Severability. If any provision of this Agreement shall for any reason and to any extent be deemed invalid or unenforceable, the remainder of this Agreement and application of such provisions to other persons or circumstances shall remain valid and enforceable to the fullest extent of the law.

13. Entire Agreement. This Agreement constitutes the entire understanding and Agreement to the parties with respect to Employee's employment with Employer and supersedes all prior and contemporaneous Agreements, understandings, inducements or conditions, express or implied, written or oral between the parties. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

14. No Modification. This Agreement may be modified only by a writing signed by the party to be bound thereby.

15. No Waiver. The failure of any party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such a party thereafter to enforce such provisions.

16. Compliance with Personnel Policies. Employee understands and acknowledges that he is governed by the personnel policies of Employer and that, unless there is expressed anything to the contrary in this Agreement, such policies will govern the terms and conditions of his employment with Employer. Where there is a conflict between the terms and conditions of this Agreement and Employer's personnel policies, the terms of this Agreement shall prevail.

17. Attorneys' Fees. In any action or proceeding to enforce or interpret the provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its reasonable attorney fees, including those incurred in any appeals thereof, plus costs.

EMPLOYER:	**EMPLOYEE:**
Qnergy Inc.	Ory Zik
By: N. Pundak	By: Ory Zik
Name: ______	Date: April 25, 2018
Title: ______	
Date: May 2nd, 2018	